As filed with the Securities and Exchange Commission on November 9, 2017

Registration No. 333-129819

Registration No. 333-144441

Registration No. 333-156838

Registration No. 333-191240

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-129819

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-144441

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-156838

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-191240

Under the Securities Act of 1933

Spark Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8901733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11150 Santa Monica Boulevard, Suite 600

Los Angeles, CA 90025

(Address of principal executive offices)

(310) 893-0550

(Registrant’s telephone number, including area code)

Spark Networks, Inc. 2007 Omnibus Incentive Plan
2004 Share Option Scheme

2000 Executive Share Option Scheme

(Full Title of the plans)

Michael Schrezenmaier

Vice President and Secretary

Spark Networks, Inc.

11150 Santa Monica Boulevard, Suite 600

Los Angeles, CA 90025

(310) 893-0550

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Murray Indick

John Rafferty

Morrison & Foerster LLP

425 Market St.

San Francisco, CA 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Spark Networks, Inc. (the “Registrant”) with the Securities and Exchange Commission:

1. Registration No. 333-129819, filed on November 18, 2005, pertaining to the registration of 14,358,562 ordinary shares, par value £0.01 per share of Spark Networks plc (“Ordinary Shares”), issuable under the 2004 Share Option Scheme, 2,618,938 Ordinary Shares issuable upon exercise of outstanding options under the 2004 Share Option Scheme, and 6,100,750 Ordinary Shares issuable upon exercise of outstanding options under the 2000 Executive Share Option Scheme, as amended by Amendment No. 1 to such Registration Statement, filed July 10, 2007, pertaining to the reorganization of Spark Networks plc through a scheme of arrangement pursuant to Section 425 of the Companies Act 1985 of the United Kingdom, resulting in the formation of a new holding parent company, Spark Networks, Inc. (“Spark Networks”), under which shares of common stock, par value $0.001 per share of Spark Networks (the “Shares”) were issued in exchange of the cancellation of Ordinary Shares;

2. Registration No. 333-144441, filed on July 10, 2007, pertaining to the registration of 2,500,000 Shares issuable under the Spark Networks 2007 Omnibus Incentive Plan;

3. Registration No. 333-156838, filed on January 21, 2009, pertaining to the registration of 1,071,670 Shares issuable under the Spark Networks 2007 Omnibus Incentive Plan;

4. Registration No. 333-191240, filed on September 18, 2013, pertaining to the registration of 3,308,355 shares issuable under the Spark Networks 2007 Omnibus Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of May 2, 2017 (the “Merger Agreement”), by and among Spark Networks SE (f/k/a Blitz 17-655 SE), a European stock corporation with corporate seat in Germany (“New Parent”), Affinitas GmbH, a German limited company (“Affinitas”), Chardonnay Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Parent, and Spark Networks, Spark Networks became a subsidiary of New Parent (the “Merger”).

As a result of the Merger and related transactions, Spark Networks is terminating the Registration Statements and deregistering the remaining Shares registered but unsold under the Registration Statements, if any, in accordance with the undertakings made by Spark Networks in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. Spark Network hereby removes from registration any and all such shares of Spark Networks registered but unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 9th the day of November, 2017.

SPARK NETWORKS, INC. (REGISTRANT)

/s/ MICHAEL SCHREZENMAIER
Michael Schrezenmaier
Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Schrezenmaier as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment to Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ MICHAEL SCHREZENMAIER	Director, Vice President and Secretary	November 9, 2017
Michael Schrezenmaier

/s/ HERBERT SABLOTNY	Director	November 9, 2017
Herbert Sablotny